UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 24, 2013

Corning Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York		14831
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	607-974-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 24, 2013, Corning Incorporated (the "Company") entered into a new commercial paper program (the "Program") on a private placement basis with two commercial paper dealers (the "Dealers"), pursuant to which the Company may issue short-term, unsecured commercial paper notes (the "Notes") up to a maximum aggregate principal amount outstanding at any time of $1 billion.

Under the Program, which is backed by the Company’s $1 billion revolving credit facility, the Company may issue the Notes from time to time and will use the proceeds for general corporate purposes. The Notes will rank pari passu with all of the Company’s other unsecured and unsubordinated indebtedness. The maturities of the Notes will vary, but may not exceed 390 days from the date of issue. The Notes will be sold under customary terms in the commercial paper market. The interest rates will vary based on market conditions and the ratings assigned to the Notes by credit rating agencies at the time of issuance.

The Dealers and certain of their respective affiliates have performed, are performing and in the future may perform, various commercial banking, investment banking and other financial advisory services for the Company, for which they have received, are receiving or will receive, customary fees and expenses.

The definitive documents relating to the Program provide the terms under which the Dealers will either purchase from the Company or arrange for the sale by the Company of Notes pursuant to an exemption from the federal and state securities laws. The definitive documents relating to the Program contain customary representations, warranties, covenants, defaults and indemnification provisions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

June 25, 2013	By:	/s/ Linda E. Jolly

Name: Linda E. Jolly
Title: Corporate Secretary